News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Third Quarter 2017 Financial and Operating Results

LEXINGTON, KY (November 8, 2017) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended September 30, 2017. For the quarter, the Partnership reported net income of $1.7 million and Adjusted EBITDA of $7.9 million, compared to a net loss of $3.8 million and Adjusted EBITDA of $5.6 million in the third quarter of 2016. Diluted net loss per common unit was zero for the quarter compared to diluted net loss per common unit of $0.41 for the third quarter of 2016. Total revenues for the quarter were $58.3 million, with coal sales generating $56.5 million of the total, compared to total revenues of $43.4 million and coal revenues of $41.0 million in the third quarter of 2016. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions will be paid for common or subordinated units for the quarter ended September 30, 2017.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “We are pleased to see continuing improvement in our financial results for 2017. For the third quarter and year to date 2017, Rhino’s financial performance has significantly improved over the same periods of 2016. The continued market strength and focused cost containment at the operations helped achieve these results. Our Adjusted EBITDA in the third quarter of 2017 improved by $1.0 million compared to the second quarter. We expect the continuing market improvement and cost containment will provide us with full-year 2017 financial results that will be our best in several years.

We continue to execute contracts for 2018 and beyond for our thermal coal and we are close to finalizing our 2018 annual met coal business. To date, we have sold over 60% of our expected 2018 production. We are very encouraged that through our met coal sales negotiations, we have developed relationships with international customers that we believe will lead to long-term met coal business and potential multi-year sales agreements.

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Our debt remains at historically low levels with $9.9 million outstanding on our facility at September 30, 2017 while we have invested over $14.0 million in capital during the first three quarters of 2017 to expand our met coal production capabilities in our Central Appalachia operations and maintain our fleet of mining equipment at the other operations. We look to increase our met coal production even further in 2018 as we have begun development of a new surface mine in our Central Appalachia segment that will begin production in the first quarter of 2018.

Providing a safe workplace for our employees is a primary focus for Rhino. We remain steadfast in our commitment to safety and training that will result in a safe environment for our employees. We have increased our workforce and production in 2017 while achieving safety results that are improved over the same period in 2016.

We have executed a letter of intent with a third party lender to complete a new three year credit facility that will replace our expiring debt facility. We have received a letter from the lender stating that they are highly confident the new credit facility will be consummated and we believe the new facility will be finalized in the next 30 to 45 days. The new credit facility coupled with our sponsor, Royal Energy Resources, Inc. (OTCQB: ROYE) (“Royal”), as well as our strong financial partner, Yorktown Partners LLC, will provide us with financial stability and a solid foundation as we look to grow and capitalize on the robust coal markets. Our strong balance sheet and disciplined business practices coupled with the improved coal markets provide a combination for long-term growth and the capability to be a significant competitor in the world-wide coal markets.

We have booked a significant portion of our steam coal sales for 2018 and we expect to get firm commitments for our 2018 met coal production in the next few weeks. At our Central Appalachia operations, we have contracted for all of our 2018 projected steam coal production and we expect our 2018 met coal production of 800,000 tons will be booked shortly. Pennyrile recently booked sales for 400,000 tons per year for 2018 through 2020 with a major utility customer and we believe current negotiations with other customers will lead to Pennyrile being fully contracted for 2018 and beyond. At Castle Valley, we have booked sales for 300,000 tons per year for 2018 through 2020 with a major utility and we have executed another sales agreement that has this operation fully contracted for next year. In Northern Appalachia, we have agreed to a sales agreement with a local utility for our Hopedale operation for 200,000 tons for 2018 along with an export order for 90,000 tons for the first quarter of 2018 and we believe additional sales for Hopedale can be secured to add to this tonnage for next year.

The strong financial results we have generated during the first three quarters of 2017 shows the potential of Rhino to bring value to our unitholders and we are confident that the remainder of 2017 and the upcoming 2018 year will be positive for Rhino, its employees and all of our business partners.”

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Coal Operations Update

Pennyrile

●	Pennyrile long-term sales contracts have committed sales of 1.3 million tons for full-year 2017 and 550,000 tons for 2018.
●	Sales volume for the current quarter was 316,000 tons, versus 305,000 in the prior year and 357,000 in the prior quarter. For the third quarter, coal revenues per ton decreased to $47.37 compared to $47.97 in the prior year.
●	Cost of operations per ton was $41.40 versus $43.99 in the prior year and $40.85 in the prior quarter. The decrease was primarily due to fixed operating costs being allocated to higher production and sales during the current period.

Central Appalachia

●	Coal revenues were $27.9 million, versus $10.4 million in the prior year and $25.6 million in the prior quarter. The increase in revenue was primarily due to the increase in demand for met and steam coal tons sold from this region. Coal revenues per ton in the quarter was $73.02 versus $57.91 in the prior year and $66.42 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $92.93 versus $63.95 in the prior year and $83.45 in the prior quarter. Steam coal revenue in the quarter was $51.82 per ton versus $52.07 in the prior year and $51.11 in the prior quarter. Sales volume was 382,000 tons in the quarter versus 180,000 in the prior year and 386,000 tons in the prior quarter.
●	Cost of operations per ton in the quarter was $54.73 versus $49.29 in the prior year and $53.05 in the prior quarter. The increase in cost per ton period-over-period was due to higher maintenance costs to upgrade the equipment fleet to meet the demand for additional met coal production. In addition, cost items related to selling price of coal increased due to the increase in realization.
●	Central Appalachia sales are fully contracted through 2017 at current production levels.

Rhino Western

●	Coal revenues were $9.1 million, versus $7.2 million in the prior year and $8.8 million in the prior quarter. Coal revenues per ton in the quarter were $37.53 versus $39.00 in the prior year and $38.31 in the prior quarter. Coal revenues per ton decreased by $1.47 or 3.8% compared to the prior year.
●	Sales volume was 242,000 tons versus 185,000 tons in the prior year and 229,000 tons in the prior quarter. The increase in coal sales in the third quarter of 2017 was the result of an increase in tons sold from our Castle Valley mine.
●	Cost of operations per ton was $27.48 versus $28.82 in the prior year and $29.13 in the prior quarter. The decrease in the cost of operations per ton was due to allocating the fixed costs of the operation over additional tons.

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Northern Appalachia

●	Sales volume was 115,000 tons, versus 149,000 tons in the prior year and 75,000 tons in the prior quarter. Sales were lower in the current quarter compared to the same period in 2016 due to decreased sales volumes from our Sands Hills and Hopedale operations as demand decreased for coal from this region during the comparative periods.
●	For the third quarter, coal revenues per ton decreased $18.93 to $39.81 which was primarily due to the larger mix of lower priced tons being sold from our Sands Hill complex compared to higher priced tons sold from our Hopedale complex.
●	Cost of operations was $6.6 million versus $7.8 million in the prior year and $5.4 million in the prior quarter. The decrease in the third quarter versus the same period in 2016 was due to decreased sales in this region in response to weak market demand.

Capital Expenditures

●	Maintenance capital expenditures for the third quarter were approximately $3.4 million.
●	Expansion capital expenditures for the third quarter were approximately $0.3 million.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q4 2017		Year 2018		Year 2019
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$43.92	534,800	$40.10	930,000	$38.00	400,000
Rhino Western	$36.06	373,771	$34.82	900,000	$38.00	300,000
Central Appalachia	$71.10	500,400	$59.55	930,500	$-	-
Total	$51.49	1,408,971	$44.93	2,760,500	$38.00	700,000

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA, a Non-GAAP measure, represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

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Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended September 30, 2017 included:

●	Adjusted EBITDA from continuing operations of $7.9 million and net income from continuing operations of $1.7 million compared to Adjusted EBITDA from continuing operations of $5.5 million and a net loss from continuing operations of $3.2 million in the third quarter of 2016. Adjusted EBITDA from continuing operations increased period to period due to an increase in net income during the three months ended September 30, 2017 compared to net loss generated for the three months ended September 30, 2016. Including net loss from discontinued operations of approximately $0.6 million, total net loss for the three months ended September 30, 2016 was $3.8 million while Adjusted EBITDA was $5.6 million. We did not incur a gain or loss from discontinued operations for the third quarter of 2017.
●	Basic and diluted net income per common unit from continuing operations of $0.0 compared to basic and diluted net loss per common unit from continuing operations of $0.41 for the third quarter of 2016.
●	Coal sales were 1.1 million tons, which was an increase of 28.8% compared to the third quarter of 2016, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $58.3 million and $56.5 million, respectively, compared to $43.4 million and $41.0 million, respectively, for the same period of 2016.
●	Coal revenues per ton of $53.58 compared to $50.09 for the third quarter of 2016, an increase of 7.0%.
●	Cost of operations from continuing operations of $46.5 million compared to $35.2 million for the same period of 2016 as production was increased in the Central Appalachia region to meet the increased demand for met and steam coal during the third quarter of 2017.
●	Cost of operations per ton from continuing operations of $44.08 compared to $43.07 for the third quarter of 2016, an increase of 2.4%.

Total coal revenues increased approximately 37.7% period-over-period primarily due to the increase in production in Central Appalachia resulting from increases in demand for met and steam coal from this region. Coal revenues per ton increased primarily due to a higher mix of met coal sold from Central Appalachia compared to the same period of 2016. Total cost of production increased by 31.8% during the third quarter of 2017 primarily due to an increase of $12.0 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to increased demand for met and steam coal from this region.

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Results for the nine months ended September 30, 2017 included:

●	Adjusted EBITDA from continuing operations of $19.6 million and net loss from continuing operations of $0.1 million compared to Adjusted EBITDA from continuing operations of $14.9 million and a net loss from continuing operations of $9.0 million in the first nine months of 2016. Adjusted EBITDA from continuing operations increased period to period due to lower net loss during the nine months ended September 30, 2017 compared to the same period in 2016. Including net loss from discontinued operations of approximately $117.9 million, total net loss for the nine months ended September 30, 2016 was $126.9 million while Adjusted EBITDA was $16.7 million. We did not incur a gain or loss from discontinued operations for the first nine months of 2017.
●	Basic and diluted net loss per common unit from continuing operations of $0.29 compared to basic and diluted net loss per common unit from continuing operations of $1.45 for the first nine months of 2016.
●	Coal sales were 3.1 million tons, which was an increase of 27.8% compared to the first nine months of 2016, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $168.4 million and $163.0 million, respectively, compared to $124.4 million and $116.8 million, respectively, for the same period of 2016.
●	Coal revenues per ton of $53.00 compared to $48.52 for the first nine months of 2016, an increase of 9.2%.
●	Cost of operations from continuing operations of $138.1 million compared to $98.1 million for the same period of 2016 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the first nine months of 2017.
●	Cost of operations per ton from continuing operations of $44.91 compared to $40.77 for the first nine months of 2016, an increase of 10.2%.

Total coal revenues increased approximately 39.5% period-over-period primarily due to the increase in production in Central Appalachia resulting from increases in demand for met and steam coal from this region. Coal revenues per ton increased primarily due to a higher mix of met coal sold from Central Appalachia compared to the same period of 2016. Total cost of production increased by 40.7% during the first nine months of 2017 primarily due to an increase of $37.9 million in total cost of operations in Central Appalachia. Total cost of operations and cost of operations per ton increased primarily due to higher mix of Central Appalachia tons which operate at a higher cost level. The cost of operations for the nine months ended September 30, 2016 was also impacted by a prior service cost benefit of $3.9 million resulting from the cancellation of the postretirement benefit plan at our Hopedale operation.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended September 30, 2017, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

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(In millions, except per ton data and %)	Third Quarter 2017	Third Quarter 2016	% Change* 3Q17 / 3Q16	Year to Date 2017	Year to Date 2016	% Change* 2017 / 2016
Central Appalachia
Coal revenues	$27.9	$10.4	167.8%	$76.8	$21.6	255.9%
Total revenues	$27.9	$10.4	167.8%	$76.9	$21.7	254.7%
Coal revenues per ton*	$73.02	$57.91	26.1%	$70.38	$58.62	20.1%
Cost of operations	$20.9	$8.9	135.8%	$59.7	$21.8	174.0%
Cost of operations per ton*	$54.73	$49.29	11.0%	$54.76	$59.23	(7.6%)
Tons produced	0.406	0.212	91.6%	1.136	0.408	178.5%
Tons sold	0.382	0.180	112.4%	1.091	0.368	196.4%
Northern Appalachia
Coal revenues	$4.6	$8.8	(48.0%)	$11.7	$24.6	(52.6%)
Total revenues	$6.4	$11.0	(41.7%)	$17.0	$31.7	(46.3%)
Coal revenues per ton*	$39.81	$58.75	(32.2%)	$37.86	$56.91	(33.5%)
Cost of operations	$6.6	$7.8	(14.7%)	$18.2	$18.5	(1.3%)
Cost of operations per ton*	$57.95	$52.13	11.2%	$59.09	$42.67	38.5%
Tons produced	0.104	0.138	(24.5%)	0.308	0.397	(22.4%)
Tons sold	0.115	0.149	(23.3%)	0.308	0.433	(28.8%)
Rhino Western
Coal revenues	$9.1	$7.2	25.8%	$25.1	$25.1	n/a
Total revenues	$9.1	$7.2	25.8%	$25.1	$25.1	n/a
Coal revenues per ton*	$37.53	$39.00	(3.8%)	$37.99	$38.55	(1.4%)
Cost of operations	$6.6	$5.3	24.6%	$20.1	$19.9	0.9%
Cost of operations per ton*	$27.48	$28.82	(4.7%)	$30.30	$30.47	(0.6%)
Tons produced	0.267	0.209	27.5%	0.691	0.696	(0.8%)
Tons sold	0.242	0.185	30.7%	0.662	0.652	1.5%
Illinois Basin
Coal revenues	$14.9	$14.6	2.4%	$49.4	$45.5	8.7%
Total revenues	$14.9	$14.6	2.7%	$49.4	$45.5	8.6%
Coal revenues per ton	$47.37	$47.97	(1.2%)	$48.71	$47.65	2.2%
Cost of operations	$13.1	$13.4	(2.4%)	$41.8	$39.9	4.9%
Cost of operations per ton	$41.40	$43.99	(5.9%)	$41.26	$41.81	(1.3%)
Tons produced	0.296	0.284	4.3%	1.007	0.953	5.7%
Tons sold	0.315	0.304	3.7%	1.013	0.954	6.3%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.0	$0.2	(94.7%)	$0.0	$0.4	(94.6%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$(0.7)	$(0.2)	603.8%	$(1.7)	$(2.0)	(8.2%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$56.5	$41.0	37.7%	$163.0	$116.8	39.5%
Total revenues	$58.3	$43.4	34.4%	$168.4	$124.4	35.4%
Coal revenues per ton*	$53.58	$50.09	7.0%	$53.00	$48.52	9.2%
Cost of operations	$46.5	$35.2	31.8%	$138.1	$98.1	40.7%
Cost of operations per ton*	$44.08	$43.07	2.4%	$44.91	$40.77	10.2%
Tons produced	1.073	0.843	27.3%	3.142	2.454	28.0%
Tons sold	1.054	0.818	28.8%	3.074	2.407	27.8%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

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(In thousands, except per ton data and %)	Third Quarter 2017	Third Quarter 2016	% Change* 2Q17 / 2Q16	Year to Date 2017	Year to Date 2016	% Change* 2017 / 2016
Met coal tons sold	196.8	88.4	122.5%	575.2	135.4	324.8%
Steam coal tons sold	184.9	91.3	102.5%	515.5	232.5	121.7%
Total tons sold	381.7	179.7	112.4%	1,090.7	367.9	196.4%

Met coal revenue	$18,285	$5,654	223.4%	$50,131	$9,553	424.8%
Steam coal revenue	$9,580	$4,753	101.6%	$26,634	$12,016	121.7%
Total coal revenue	$27,865	$10,407	167.8%	$76,765	$21,569	255.9%

Met coal revenues per ton	$92.93	$63.95	45.3%	$87.16	$70.55	23.5%
Steam coal revenues per ton	$51.82	$52.07	(0.5%)	$51.66	$51.67	(0.2%)
Total coal revenues per ton	$73.02	$57.91	26.1%	$70.38	$58.62	20.0%

Met coal tons produced	151.9	108.0	40.1%	504.6	165.8	204.4%
Steam coal tons produced	253.8	104.0	144.9%	631.8	242.3	160.7%
Total tons produced	405.7	212.0	91.6%	1,136.4	408.1	178.5%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Third Quarter 2017 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s inability to obtain additional financing necessary to fund its capital expenditures, meet working capital needs and maintain and grow its operations and its related ability to continue as a going concern or its inability to obtain alternative financing upon the expiration of its amended and restated senior secured credit facility; Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

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PART I.—FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27	$47

Accounts receivable, net of allowance for doubtful accounts ($-0- as of September 30, 2017 and December 31, 2016)	18,467	13,893
Inventories	11,334	8,050
Advance royalties, current portion	653	898
Investment in available for sale securities	9,590	3,532
Prepaid expenses and other	4,676	5,133
Total current assets	44,747	31,553
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	459,469	449,181
Less accumulated depreciation, depletion and amortization	(280,027)	(266,874)
Net property, plant and equipment	179,442	182,307
Advance royalties, net of current portion	7,847	7,652
Investment in unconsolidated affiliates	130	5,121
Intangible purchase option	21,750	21,750
Note receivable-related party	-	2,040
Other non-current assets	27,667	27,018
TOTAL	$281,583	$277,441
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,954	$10,420
Accrued expenses and other	11,749	10,063
Accrued preferred distributions	4,118	-
Current portion of long-term debt	9,940	10,040
Current portion of asset retirement obligations	917	917
Total current liabilities	38,678	31,440
NON-CURRENT LIABILITIES:
Asset retirement obligations, net of current portion	23,749	22,361
Other non-current liabilities	45,908	45,371
Total non-current liabilities	69,657	67,732
Total liabilities	108,335	99,172
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	150,787	154,696
Subscription receivable from limited partners	-	(2,000)
General partner	8,942	8,959
Preferred partners	19,118	15,000
Preferred partner distribution earned	(4,118)	-
Investment in Royal common stock	(4,126)	-
Accumulated other comprehensive income	2,645	1,614
Total partners’ capital	173,248	178,269
TOTAL	$281,583	$277,441

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per unit data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
REVENUES:
Coal sales	$56,460	$40,992	$162,951	$116,777
Freight and handling revenues	220	424	537	1,634
Other revenues	1,666	1,999	4,944	5,947
Total revenues	58,346	43,415	168,432	124,358
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	46,455	35,249	138,066	98,105
Freight and handling costs	1,518	385	2,515	1,451
Depreciation, depletion and amortization	5,188	6,489	16,495	18,341
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2,671	4,305	8,454	12,248
Gain on sale/disposal of assets—net	(83)	(125)	(40)	(420)
Total costs and expenses	55,749	46,303	165,490	129,725
INCOME/(LOSS) FROM OPERATIONS	2,597	(2,888)	2,942	(5,367)
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense	(1,011)	(1,904)	(3,131)	(5,195)
Interest income and other	86	(54)	86	11
Gain on extinguishment of debt	-	1,663	-	1,663
Equity in net (loss)/income of unconsolidated affiliates	-	(27)	36	(132)
Total interest and other (expense)	(925)	(322)	(3,009)	(3,653)
NET INCOME/(LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	1,672	(3,210)	(67)	(9,020)
INCOME TAXES	-	-	-	-
NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	1,672	(3,210)	(67)	(9,020)
DISCONTINUED OPERATIONS (NOTE 3)
Loss from discontinued operations	-	(575)	-	(117,940)
NET INCOME/(LOSS)	1,672	(3,785)	(67)	(126,960)
Other comprehensive income:
Fair market value adjustment for available-for-sale investment	(990)	-	1,030	-
COMPREHENSIVE INCOME/(LOSS)	$682	$(3,785)	$963	$(126,960)

General partner’s interest in net income/(loss):
Net income/(loss) from continuing operations	$1	$(21)	$(18)	$(87)
Net (loss) from discontinued operations	-	(4)	-	(750)
General partner’s interest in net income/(loss)	$1	$(25)	$(18)	$(837)
Common unitholders’ interest in net income/(loss):
Net income/(loss) from continuing operations	$25	$(2,758)	$(3,803)	$(7,144)
Net (loss) from discontinued operations	-	(494)	-	(93,734)
Common unitholders’ interest in net income/(loss)	$25	$(3,252)	$(3,803)	$(100,878)
Subordinated unitholders’ interest in net income/(loss):
Net income/(loss) from continuing operations	$2	$(431)	$(364)	$(1,788)
Net (loss) from discontinued operations	-	(77)	-	(23,456)
Subordinated unitholders’ interest in net income/(loss)	$2	$(508)	$(364)	$(25,244)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$1,644	n/a	$4,118	n/a
Net income from discontinued operations	-	n/a	-	n/a
Preferred unitholders’ interest in net income	$1,644	n/a	$4,118	$-
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$-	$(0.35)	$(0.29)	$(1.45)
Net (loss) per unit from discontinued operations	-	(0.06)	-	(18.98)
Net (loss) per common unit, basic	$-	$(0.41)	$(0.29)	$(20.43)
Subordinated units
Net (loss) per unit from continuing operations	$-	$(0.35)	$(0.29)	$(1.45)
Net (loss) per unit from discontinued operations	-	(0.06)	-	(18.98)
Net (loss) per subordinated unit, basic	$-	$(0.41)	$(0.29)	$(20.43)
Preferred units
Net income per unit from continuing operations	$1.10	n/a	$2.75	n/a
Net income per unit from discontinued operations	-	n/a	-	n/a
Net income per preferred unit, basic	$1.10	n/a	$2.75	n/a
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$-	$(0.35)	$(0.29)	$(1.45)
Net (loss) per unit from discontinued operations	-	(0.06)	-	(18.98)
Net (loss) per common unit, diluted	$-	$(0.41)	$(0.29)	$(20.43)
Subordinated units
Net (loss) per unit from continuing operations	$-	$(0.35)	$(0.29)	$(1.45)
Net (loss) per unit from discontinued operations	-	(0.06)	-	(18.98)
Net (loss) per subordinated unit, diluted	$-	$(0.41)	$(0.29)	$(20.43)
Preferred units
Net income per unit from continuing operations	$1.10	n/a	$2.75	n/a
Net income per unit from discontinued operations	-	n/a	-	n/a
Net income per preferred unit, diluted	$1.10	n/a	$2.75	n/a

Distributions paid per limited partner unit (1)	$-	$-	$-	$-

Weighted average number of limited partner units outstanding, basic:
Common units	12,994	7,906	12,942	4,937
Subordinated units	1,236	1,236	1,236	1,236
Preferred units	1,500	n/a	1,500	n/a
Weighted average number of limited partner units outstanding, diluted:
Common units	12,994	7,906	12,942	4,937
Subordinated units	1,236	1,236	1,236	1,236
Preferred units	1,500	n/a	1,500	n/a

(1) No distributions were paid for the nine months ended September 30, 2017 and 2016.

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Third Quarter 2017	Third Quarter 2016*	Year to Date 2017*	Year to Date 2016*
Net income/(loss) from continuing operations	$1.7	$(3.2)	$(0.1)	$(9.0)
Plus:
Depreciation, depletion and amortization (DD&A)	5.2	6.5	16.5	18.3
Interest expense	1.0	2.0	3.1	5.2
EBITDA from continuing operations	7.9	5.3	19.6	14.6
Plus: Non-cash asset impairment	-	2.0	-	2.0
Plus: Gain on extinguishment of debt	-	(1.7)	-	(1.7)
Adjusted EBITDA from continuing operations	7.9	5.5	19.6	14.9
EBITDA from discontinued operations	-	0.1	-	1.8
Adjusted EBITDA	$7.9	$5.6	$19.6	$16.7

* Totals may not foot due to rounding.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$5.9	$1.1	$13.2	$5.1
Plus:
Increase in net operating assets	2.0	5.1	6.9	6.1
Gain on sale of assets	0.1	0.1	0.1	0.4
Amortization of deferred revenue	-	0.6	-	1.3
Amortization of actuarial gain	-	-	-	4.8
Interest expense	1.0	2.0	3.1	5.2
Equity in net income of unconsolidated affiliate	-	-	0.1	-
Less:
Amortization of advance royalties	0.3	0.2	0.9	0.7
Amortization of debt issuance costs	0.4	1.0	1.1	2.0
Loss on retirement of advanced royalties	-	-	0.1	0.1
Loss on disposal of business	-	-	-	119.2
Loss on impairment of asset	-	2.0	-	2.0
Equity based compensation	-	0.5	0.3	0.5
Accretion on asset retirement obligations	0.4	0.4	1.4	1.1
Gain on extinguishment of debt	-	1.7	-	1.7
Equity in net loss of unconsolidated affiliates	-	-	-	0.1
EBITDA	$7.9	$3.1	19.6	(104.5)
Plus: Loss on disposal of business	-	0.5	-	119.2
Plus: Non-cash asset impairment	-	2.0	-	2.0
Adjusted EBITDA	7.9	5.6	19.6	16.7
Less: EBITDA from discontinued operations	-	0.1	-	1.8
Adjusted EBITDA from continuing operations	$7.9	$5.5	$19.6	$14.9

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